UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 8, 2004

AMDL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27689 (Commission File Number)	33-0413161 (I.R.S. Employer Identification Number)

2492 Walnut Avenue, Suite 100 Tustin, California (Address of Principal Executive Offices)	92780-7039 (Zip Code)

(714) 505-4460
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events and Regulation FD Disclosure
SIGNATURE

Item 5. Other Events and Regulation FD Disclosure

Completion of Private Placement

     On January 8, 2004, we closed a combined private offering under Regulation D and Regulation S for the sale to accredited investors of a total of 2,657,300 shares of our common stock (“Shares”) and warrants (“Warrants”) to purchase 1,328,650 shares of our common stock (the “Warrant Shares”). We received $2,125,840 in gross proceeds in the offering. An application for approval from the American Stock Exchange (“AMEX”) for listing of the Shares and the Warrant Shares will be made as soon as practicable. The Shares were sold at $.80 representing a discount of 25% from the average of the closing prices for the ten consecutive trading days up to and including January 2, 2004. The offering of the Shares was previously approved by our stockholders on August 21, 2003 at our last annual meeting.

     The exercise price of the Warrant Shares is $1.46, representing an exercise price equal to 110% of the closing price of our common stock as reported by AMEX on January 2, 2004. We may receive additional gross proceeds of approximately $1,940,000 from the exercise of the Warrants, exclusive of any proceeds from the exercise of placement agent warrants issued in the offering. No assurances can be given that any of the Warrants will be exercised.

S-3 Registration Statement

     In connection with the offering, we agreed to file a registration statement within 30 days of the closing of the offering with the Securities and Exchange Commission on Form S-3 covering the secondary offering and resale of the Shares and the Warrant Shares.

Compensation to Placement Agents and Investment Advisor

     In connection with our offering, we utilized the services of Gestibroker Consulting and Financial Management S.A., a Swiss corporation as our placement agent. We agreed to pay Gestibroker 13% of gross proceeds from the offering on sales to purchasers introduced by Gestibroker, and to issue warrants to purchase shares of our common stock equal to ten percent (10%) of the aggregate number of Shares sold to purchasers introduced by Gestibroker. We also agreed to pay Gestibroker a 10% cash commission upon exercise of the Warrants by purchasers introduced by Gestibroker.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMDL, INC

By:	/s/ Gary L. Dreher

President and Chief Executive Officer

Dated: January 8, 2004

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